Advertising Revenue Growth Drives Martha Stewart
Living Omnimedia’s First Quarter 2008 Results

Company Affirms 2008 Outlook;
Publishing, Broadcast, Internet Platforms All See Ad Revenue Growth

New York, New York — April 29, 2008 — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the first quarter ended March 31, 2008, reporting an increase of approximately 2% in first quarter revenue to $67.8 million, led by advertising revenue growth across all three of its ad-supported platforms: Publishing, Broadcasting and Internet, as well as on-target performance in Merchandising.

Susan Lyne, President and Chief Executive Officer, said, “We’re off to a good start in 2008. Each of MSO’s segments posted solid results, and our bottom-line performance improved from the prior-year first quarter as we focus on creating sustainable profitability and cash flow. This strong performance demonstrates the resilience of our brands, especially given the challenges facing the broader advertising and retail markets. We’re particularly encouraged to note that we continue to see ad growth in the second quarter.

“With the completion of our acquisition of the Emeril franchise in early April, we have further diversified our brand portfolio and added a high-margin revenue stream that will contribute to MSO’s full year results. We look forward to delivering on the many exciting opportunities ahead.”

First Quarter 2008 Summary

Revenues rose approximately 2% to $67.8 million compared to $66.7 million for the first quarter of 2007. The Publishing segment had solid performance in the quarter, benefiting from higher book revenue and advertising revenue, excluding last year’s contribution from the since-closed Blueprint. Broadcasting continued to benefit from advertising and licensing revenues, and the Internet segment continued to gain traction with significant year-over-year increases in both traffic and advertising revenue. All three advertising platforms are also benefiting from the increased contribution of cross-platform campaigns that leverage the combined audiences from Martha Stewart’s portfolio of brands. Recently launched merchandising initiatives also made positive contributions during the quarter.

Operating loss for the first quarter of 2008 was $(4.5) million, compared to $(12.6) million for the first quarter of 2007.

Adjusted EBITDA for the first quarter of 2008 was $(1.2) million, compared to $(2.4) million in the prior year period.

Net loss per share from continuing operations was $ (0.08) for the first quarter of 2008, compared to $ (0.23) for the first quarter of 2007.

First Quarter 2008 Results by Segment

Publishing

Revenues in the first quarter of 2008 rose slightly to $40.8 million from $40.6 million in the prior year’s first quarter, driven primarily by solid advertising revenues as well as book revenue from the agreement with Clarkson Potter. Excluding revenues from Blueprint in the prior year’s quarter, the increase would have been 4%.

Operating income was $1.7 million for the first quarter of 2008, compared to $1.3 million in the first quarter of 2007.

Adjusted EBITDA was $2.4 million in the first quarter of 2008, remaining flat as compared to the prior year period due to increased revenues offset by higher costs to produce and distribute the magazines, as well as compensation costs.

Highlights

•	Total advertising revenue increased 6% in the quarter, when excluding the prior-year contribution of Blueprint, which was discontinued in December. 2007’s growth continued into the first quarter, with advertising revenue up in Martha Stewart Living, Body & Soul and Everyday Food.

•	Advertising categories showed continued strength in core areas, including food, beauty and home, with growth in financial and pet supplies.

•	Martha Stewart’s Cookies, the fourth title under the agreement with Clarkson Potter, was released in March, debuting on The New York Times best-seller list within days of publication.

•	Comparable second quarter 2008 advertising revenue is on track to finish the quarter up in the mid-single digits.

Internet

Revenues were $3.4 million in the first quarter of 2008 compared to $3.5 million in the first quarter of 2007, with advertising revenue increasing approximately 31%. Advertising revenue growth was offset by a decrease in revenue from Martha Stewart Flowers as we transitioned to the new Martha Stewart for 1-800-Flowers.com program. Flowers revenue under the 1-800-Flowers.com program will be recorded in our Merchandising segment.

Operating loss was $(2.2) million in the first quarter of 2008, compared with $(2.5) million in the first quarter of 2007.

Adjusted EBITDA was $(1.8) million in the first quarter of 2008, an improvement from $(2.3) million in the first quarter of 2007.

Highlights

•	First quarter traffic showed solid gains, with page views increasing year-over-year by 33%, 49%, and 47% respectively during each successive month of the quarter. These strong traffic and engagement trends continue into the second quarter of 2008.

•	Advertising revenue is on pace to end the second quarter up approximately 30% year-over-year.

Broadcasting

Revenues in the first quarter of 2008 were $10.6 million, compared to $9.0 million in the first quarter of 2007, an increase of approximately 18%, as a result of higher advertising revenue, as well as domestic and international licensing agreements.

Operating income was $0.2 million for the first quarter of 2008, compared with an operating loss of $ (6.1) million in the first quarter of 2007. Results in the prior year’s quarter included a $5.7 million non-cash compensation expense associated with the vesting of a portion of a warrant granted in connection with the production of the syndicated TV program.

Adjusted EBITDA was $0.5 million for the first quarter of 2008, compared to $0.7 million in the prior year’s first quarter.

Highlights

•	The Martha Stewart Show’s target demographic, women ages 25-54, improved from prior quarters.

•	The Company’s financial performance in broadcasting continued to benefit from lower production costs.

Merchandising

Revenues were $13.1 million for the first quarter of 2008, as compared to $13.6 million in the prior year’s first quarter. The decrease was primarily due to revenue related to the Singer agreement recognized in the prior year quarter. The decrease was partially offset by revenue from initiatives launched in the second half of 2007.

Operating income was $6.6 million for the first quarter of 2008, compared to $6.8 million in the first quarter of 2007.

Adjusted EBITDA was $7.0 million for the first quarter of 2008, compared to $7.2 million in the prior year’s first quarter.

Highlights

•	The Martha Stewart Collection exclusively at Macy’s continues to drive customer traffic and is performing well across all product categories.

•	Martha Stewart for 1-800-Flowers.com, a co-branded line of fresh, seasonal flower arrangements and plants, launched in April in time for the spring holidays and Mother’s Day.

Corporate Expenses

Total Corporate expenses were $(10.7) million in the first quarter of 2008, compared to $(12.0) million in the prior year’s quarter. Adjusted EBITDA loss was $(9.3) million in the current period, compared to $(10.4) million in the prior year period. The decline in corporate expenses was primarily due to savings in compensation costs.

Trends and Outlook

Howard Hochhauser, Chief Financial Officer, commented, “Our first quarter operating results met our expectations, which is no small achievement given the current economic climate. While visibility into the second half of 2008 remains uncertain, we are seeing positive advertising trends continue in the second quarter. This fact, backed by the overall health of our business, sound operating discipline, and improved financial flexibility give us confidence that we are on course with our outlook for the year. We are focused on optimally positioning the Company for continued revenue growth and margin expansion over the long-term.”

For the second quarter of 2008, we expect revenue in the range of $71.5 to $74.5 million, operating income in the range of $0.5 to $1.0 million and adjusted EBITDA in the range of $4.5 to $5.0 million. This outlook does not include contributions from the Emeril acquisition, which was completed on April 3, 2008 and is expected to be additive to second quarter and 2008 performance. The Company expects to begin including Emeril in its financial outlook beginning next quarter.

For the full-year 2008, exclusive of Emeril, we continue to anticipate revenue of approximately $300.0 million, operating income in the range of $9.5 — $14.5 million and adjusted EBITDA in the range of $23.0 — $28.0 million.

Use of Non-GAAP Financial Information

In addition to using net income/loss to assess the organization’s overall financial health, Company management uses net income before interest, taxes, depreciation, amortization and non-cash equity compensation (“adjusted EBITDA”), a non-GAAP financial measure, to evaluate the performance of our businesses on a real-time basis. Adjusted EBITDA is considered an important indicator of operational strength, is a direct component of the Company’s annual compensation program, and is a significant factor in helping our management determine how to allocate resources and capital. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP. Management considers adjusted EBITDA to be a critical measure of operational health because it captures all of the revenue and ongoing operating expenses of our businesses without the influence of (i) interest charges, which result from our capital structure, not our ongoing business efforts, (ii) taxes, which relate to the overall organizational financial return, not that of any one business, (iii) the capital expenditure costs associated with depreciation and amortization, which are a function of historical decisions on infrastructure and capacity, and (iv) the cost of non-cash equity compensation which, as a function of our stock price, can be highly variable, is not necessarily an indicator of current operating performance for any individual business unit, and is amortized over the appropriate period.

Adjusted EBITDA provides a means to directly evaluate the ability of our business operations to generate returns on a real-time basis. We provide disclosure of adjusted EBITDA because we believe it is useful for investors to have means to assess our performance as we do. While adjusted EBITDA is a customized non-GAAP measure, it also provides a means to analyze value and compare our operating capabilities to those of companies with whom we compete, many of which have different compensation plans, depreciation and amortization costs, capital structures and tax burdens. But please note that our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

A limitation of adjusted EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues for our overall organization. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management also evaluates the cost of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. A further limitation of adjusted EBITDA is that it does not include stock compensation expense related to our workforce. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or other measures of financial performance reported in accordance with GAAP.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into four business segments: Publishing, Broadcasting, Merchandising, and Internet. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

The Company will host a conference call with analysts and investors on April 29th at 9:00 a.m. EDT that will be broadcast live over the Internet at www.marthastewart.com/ir.

We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “potential” or “continue” or the negative of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in these statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart by consumers, advertisers and business partners; downturns in national and/or local economies; shifts in our business strategies; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in government regulations affecting the Company’s industries. Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, especially under the heading “Risk Factors”, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release.

CONTACT: Elizabeth Estroff, SVP, Corporate Communications, 1-212-827-8281, eestroff@marthastewart.com

Web site: http://www.marthastewart.com
http://www.marthastewart.com/ir

Martha Stewart Living Omnimedia, Inc.
Consolidated Statements of Operations
Three Months Ended, March 31,
(unaudited, in thousands, except per share amounts)

	2008	2007	Fav/Unf
REVENUES
Publishing	$40,792	$40,619	0.4
Merchandising	13,066	13,600	-3.9
Internet	3,414	3,530	-3.3
Broadcasting	10,562	8,956	17.9

Total revenues	67,834	66,705	1.7

OPERATING COSTS AND EXPENSES

Production, distribution and editorial	36,019	39,728	9.3
Selling and promotion	18,714	20,230	7.5
General and administrative	16,280	17,320	6.0
Depreciation and amortization	1,356	1,978	31.5

Total operating costs and expenses	72,369	79,256	8.7

OPERATING LOSS	(4,535)	(12,551)	nm

Interest income, net	483	771	-37.4

LOSS BEFORE INCOME TAXES	(4,052)	(11,780)	nm

Income tax provision	(182)	(89)	nm

NET LOSS	$(4,234)	$(11,869)	nm

NET LOSS PER SHARE — BASIC AND DILUTED	$(0.08)	$(0.23)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	52,722	52,349

Martha Stewart Living Omnimedia, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$89,607	$30,536
Short-term investments	490	26,745
Accounts receivable, net	44,255	94,195
Inventories, net	6,826	4,933
Deferred television production costs	6,289	5,316
Income taxes receivable	430	513
Other current assets	2,780	3,921

Total current assets	150,677	166,159

PROPERTY, PLANT AND EQUIPMENT, net	15,993	17,086
INTANGIBLE ASSETS, net	53,605	53,605
OTHER NON-CURRENT ASSETS	24,328	18,417

Total assets	$244,603	$255,267

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$26,423	$27,425
Accrued payroll and related costs	8,261	13,863
Income taxes payable	1,232	1,246
Current portion of deferred subscription income	26,272	25,578
Current portion of deferred revenue	4,932	5,598

Total current liabilities	67,120	73,710

DEFERRED SUBSCRIPTION REVENUE	8,665	9,577
DEFERRED REVENUE	14,431	14,482
OTHER NON-CURRENT LIABILITIES	2,553	1,969

Total liabilities	92,769	99,738

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 350,000 shares authorized: 27,129 and 26,738 shares issued in 2008 and 2007, respectively	271	267
Class B common stock, $0.01 par value, 150,000 shares authorized: 26,690 and 26,722 shares outstanding in 2008 and 2007, respectively	267	267
Capital in excess of par value	272,667	272,132
Accumulated deficit	(120,596)	(116,362)

	152,609	156,304

Less class A treasury stock — 59 shares at cost	(775)	(775)

Total shareholders’ equity	151,834	155,529

Total liabilities and shareholders’ equity	$244,603	$255,267

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Three Months Ended March 31,
(unaudited, in thousands)
     The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non-cash equity compensation are added back to operating income/(loss).

	2008	2007
ADJUSTED EBITDA
Publishing	$2,406	$2,377
Merchandising	6,982	7,232
Internet	(1,810)	(2,273)
Broadcasting	522	650

Adjusted EBITDA before Corporate Expenses	8,100	7,986
Corporate Expenses	(9,344)	(10,428)

Adjusted EBITDA	(1,244)	(2,442)

NON-CASH EQUITY COMPENSATION
Publishing	651	784
Merchandising	362	360
Internet	59	74
Broadcasting	238	5,886
Corporate Expenses	625	1,027

Total Non-Cash Equity Compensation	1,935	8,131

DEPRECIATION AND AMORTIZATION
Publishing	99	293
Merchandising	24	96
Internet	378	156
Broadcasting	109	862
Corporate Expenses	746	571

Total Depreciation and Amortization	1,356	1,978

OPERATING INCOME/(LOSS)
Publishing	1,656	1,300
Merchandising	6,596	6,776
Internet	(2,247)	(2,503)
Broadcasting	175	(6,098)

Operating Income /(Loss) before Corporate Expenses	6,180	(525)
Corporate Expenses	(10,715)	(12,026)

Total Operating Loss	(4,535)	(12,551)
Interest income, net	483	771

LOSS BEFORE INCOME TAXES	(4,052)	(11,780)

Income tax provision	(182)	(89)

NET LOSS	$(4,234)	$(11,869)

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Guidance Reconciliation
(in millions)
     The following table presents segment and consolidated financial information, including a reconciliation of operating income, a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non-cash equity compensation are added back to operating income.
Second Quarter Guidance Reconciliation

	Guidance Range
Adjusted EBITDA	$4.5	—	$5.0
Depreciation and Amortization	(1.5)		(1.5)
Non-Cash Equity Compensation	(2.5)		(2.5)

Operating Income	0.5	—	1.0

Interest Income	0.5		0.5

Pre-tax Income	1.0	—	1.5

Income Taxes	—		—

Net Income	1.0	—	1.5

Earnings Per Share	$0.02	—	$0.03

Avg. Diluted Shares Outstanding	52.8		52.8
Full Year 2008 Guidance Reconciliation

	Guidance Range
Adjusted EBITDA	$23.0	—	$28.0
Depreciation and Amortization	(5.5)		(5.5)
Non-Cash Equity Compensation	(8.0)		(8.0)

Operating Income	9.5	—	14.5

Interest Income	4.0		4.0

Pre-tax Income	13.5	—	18.5

Income Taxes	—		—

Net Income	13.5	—	18.5

Earnings Per Share	$0.26	—	$0.35

Avg. Diluted Shares Outstanding	52.6		52.6